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                                                                       EXHIBIT 5

[LOGO OF LINCOLN LIFE]

April 23, 1997

Gentlemen:

This Opinion is furnished in connection with the filing of Post-Effective Amendment #6 to Registration #33-76434 for the Lincoln Life Flexible Premium Variable Life Account J. In my capacity as Second Vice President - Business Engineering, I am familiar with the Registration Statement, its exhibits, and the policy forms associated with the Registration Statement. In my opinion:

  1. The fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Lincoln National Life Insurance Company.

  2. The illustrations of death benefits, policy values, and accumulated premiums shown in Appendix D to the Prospectus contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the policies. The rate structure of the policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of policies that are Standard Male Nonsmokers or Smokers Age 35 or Age 55 than to prospective purchasers for policies that are Males or Females at other ages or classifications.

  3. The information contained in the illustrations in the section of the Prospectus entitled "Policy Benefits", based on the assumptions stated in the examples, is consistent with the provisions of the policies.

I hereby consent to the use of this opinion as an Exhibit to Post-Effective Amendment #6 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ Denis G. Schwartz
----------------------

Denis G. Schwartz, FSA
Second Vice President
Business Engineering



Lincoln National Life Insurance Co. is a part of Lincoln National Corp.